Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On December 19, 2013, Marketo, Inc. (the “Company”) completed its acquisition of Insightera Ltd. (“Insightera”), a company organized under the laws of the State of Israel. Insightera, a software-as-a-service (“SaaS”) company, provides a platform that allows its customers to track and compile data about users visiting their internet websites with the purpose of displaying the website information in response to the needs of the users.

As a result of the acquisition, the Company acquired all of the issued and outstanding shares of Insightera, and Insightera became a wholly owned subsidiary of the Company.  Consideration consisted of a) $10.0 million of cash, subject to a decrease of approximately $159,000 based on Insightera’s cash balance as of the consummation of the acquisition relative to an agreed target and b) 427,761 shares of common stock of the Company valued at the closing market price of $32.89.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2013 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2012 and for the nine months ended September 30, 2013 are based on the historical financial statements of the Company and Insightera after giving effect to the Company’s acquisition of Insightera on December 19, 2013 as more fully described at Item 2.01 of this Form 8-K/A and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet as of September 30, 2013 is presented as if the acquisition of Insightera had occurred on September 30, 2013.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2013 and for the year ended December 31, 2012 are presented as if the Insightera acquisition had occurred on January 1, 2012 and were carried forward through each of the respective periods.

The unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only in accordance with Article 11 of SEC Regulation S-X and are not necessarily indicative of the consolidated financial position or results of operation in future periods or the results that actually would have been realized had the Company and Insightera been a combined company during the specified periods.

MARKETO, INC.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2013

(In thousands)

(Unaudited)

	Historical		Pro Forma
	Marketo	Insightera	Adjustments		Combined

ASSETS
Current assets:
Cash and cash equivalents	$140,920	$4,585	$(9,841)	(1)	$135,664
Accounts receivable, net of allowances	13,398	73	—		13,471
Prepaid expenses and other current assets	4,441	76	—		4,517
Total current assets	158,759	4,734	(9,841)		153,652
Property and equipment, net	13,072	70	—		13,142
Goodwill	9,537	—	15,401	(3)	24,938
Intangible assets, net	2,584	—	4,600	(2)	7,184
Other assets	524	18	—		542
Total assets	$184,476	$4,822	$10,160		$199,458

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,108	$42	$—		$4,150
Accrued expenses and other current liabilities	15,471	262	1,468	(4) (6) (7)	17,201
Deferred revenue	30,585	59	—		30,644
Current portion of credit facility	1,814	—	—		1,814
Total current liabilities	51,978	363	1,468		53,809
Credit facility, net of current portion	6,035	—	—		6,035
Deferred rent	1,481	—	—		1,481
Deferred tax liability	—	—	374	(5)	374
Other long-term liabilities	—	24	—		24
Total liabilities	59,494	387	1,842		61,723

Stockholder’s equity:
Convertible preferred stock	—	13	(13)	(8)	—
Common stock	4	1	(1)	(1) (8)	4
Additional paid-in capital	238,923	6,434	7,409	(1) (7) (8)	252,766
Accumulated other comprehensive income	121	—	—		121
Accumulated deficit	(114,066)	(2,013)	923	(6) (8)	(115,156)
Total stockholders’ equity	124,982	4,435	8,318		137,735
Total liabilities and stockholders’ equity	$184,476	$4,822	$10,160		$199,458

See accompanying notes to the unaudited pro forma condensed combined financial statements.

MARKETO, INC.

PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

For the year ended December 31, 2012

(In thousands, except per share data)

(Unaudited)

	Historical		Pro Forma
	Marketo	Insightera	Adjustments		Combined

Revenue:
Subscription and support	$52,756	$166	$—		$52,922
Professional services and other	5,657	—	—		5,657
Total revenue	58,413	166	—		58,579
Cost of revenue:
Subscription and support	16,216	37	913	(9)	17,166
Professional services and other	8,442	—	—		8,442
Total cost of revenue	24,658	37	913		25,608
Gross profit:
Subscription and support	36,540	129	(913)		35,756
Professional services and other	(2,785)	—	—		(2,785)
Total gross profit	33,755	129	(913)		32,971
Operating expenses:
Research and development	18,799	203	—		19,002
Sales and marketing	37,776	362	233	(9)	38,371
General and administrative	11,388	159	83	(9)	11,630
Total operating expenses	67,963	724	316		69,003
Loss from operations	(34,208)	(595)	(1,229)		(36,032)
Other income (expense), net	(158)	(5)			(163)
Loss before provision for income taxes	(34,366)	(600)	(1,229)		(36,195)
Provision for income taxes	19	—	(435)	(10)	(416)
Net loss	$(34,385)	$(600)	$(794)		$(35,779)

Net loss per share of common stock, basic and diluted	$(12.26)				$(11.07)
Shares used in computing net loss per share of common stock, basic and diluted	2,806			(11)	3,233

See accompanying notes to the unaudited pro forma condensed combined financial statements.

MARKETO, INC.

PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

For the nine months ended September 30, 2013

(In thousands, except per share data)

(Unaudited)

	Historical		Pro Forma
	Marketo	Insightera	Adjustments		Combined

Revenue:
Subscription and support	$59,942	$235	$—		$60,177
Professional services and other	7,805	—	—		7,805
Total revenue	67,747	235			67,982
Cost of revenue:
Subscription and support	18,386	77	684	(9)	19,147
Professional services and other	9,307	—	—		9,307
Total cost of revenue	27,693	77	684		28,454
Gross profit:
Subscription and support	41,556	158	(684)		41,030
Professional services and other	(1,502)	—	—		(1,502)
Total gross profit	40,054	158	(684)		39,528
Operating expenses:
Research and development	16,919	418	—		17,337
Sales and marketing	43,050	410	175	(9)	43,635
General and administrative	11,659	757	63	(9)	12,479
Total operating expenses	71,628	1,585	238		73,451
Loss from operations	(31,574)	(1,427)	(922)		(33,923)
Other income (expense), net	(245)	8	—		(237)
Loss before provision for income taxes	(31,819)	(1,419)	(922)		(34,160)
Provision for income taxes	46	—	(665)	(10)	(619)
Net loss	$(31,865)	$(1,419)	$(257)		$(33,541)

Net loss per share of common stock, basic and diluted	$(1.58)				$(1.63)
Shares used in computing net loss per share of common stock, basic and diluted	20,144			(11)	20,572

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Unaudited)

Note 1—Basis of Presentation

The pro forma data included herein is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred had the transaction been consummated as of January 1, 2012. The pro forma adjustments included herein reflect only those adjustments that are directly attributable to the Insightera acquisition and factually supportable, and with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the Company. The preliminary allocations of the purchase price consideration to tangible and intangible assets acquired and liabilities assumed herein were based upon preliminary valuations and our estimates and assumptions are still subject to change.

Note 2—Preliminary Purchase Price Allocation

The acquisition of Insightera was accounted for using the acquisition method of accounting under which assets and liabilities of Insightera were recorded at their respective fair values including an amount for goodwill representing the difference between the acquisition consideration and the fair value of the identifiable net assets.

The total purchase price was allocated to the tangible and identified intangible assets acquired and liabilities assumed as of the closing date of the acquisition based upon their respective fair values. The allocation of the total purchase price has been prepared on a preliminary basis, and the preliminary estimates and assumptions used to determine the preliminary purchase price allocation are subject to change during the measurement period, which is the time after the acquisition during which the acquirer obtains the information needed to identify and measure the consideration transferred, the assets acquired, the liabilities assumed, not to exceed one year from the acquisition date.

A summary of the preliminary purchase price allocation for the acquisition of Insightera is as follows:

Purchase Price Allocation (in thousands)
Tangible assets:
Cash and cash equivalents	$4,585
Other current assets	149
Other assets	88

Total tangible assets	4,822
Liabilities assumed:
Current liabilities	(515)
Other long-term liabilities	(24)
Deferred tax liability	(374)

Total liabilities assumed	(913)
Intangible assets	4,600
Goodwill	15,401

Total preliminary purchase price	$23,910

Note 3—Pro Forma Adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet as of September 30, 2013:

(1)              Adjustment to record cash of $9.8 million and common stock consideration, valued at $14.1 million using the closing stock price on the date of acquisition of $32.89, paid in connection with the acquisition.

(2)              Adjustment to record fair value of intangible assets acquired as follows:

	Estimated Useful Life (in years)	Amount (in thousands)
Developed technology	4	$3,650
Domain names	3	250
Customer relationships	3	700
Total intangible assets		$4,600

(3)              Adjustment to record goodwill of $15.4 million as a result of purchase consideration in excess of the fair value of assets acquired and liabilities assumed.

(4)              Adjustment to record liability of approximately $152,000 related to the repayment of amounts to the Office of Chief Scientist in Israel that were received by Insightera for research and development efforts and will be paid subsequent to the closing of the acquisition.

(5)              Adjustment to record the estimated deferred tax liability associated with acquired intangible assets.

(6)              Adjustment to reflect direct and incremental acquisition-related costs of approximately $734,000 and $356,000 incurred by the Company and Insightera, respectively, expected to be incurred in the fourth quarter of 2013 not yet reflected in the historical financial statements.

(7)              Adjustment to reflect the cost incurred of approximately $226,000 associated with the registration of common stock issued in connection with the acquisition.

(8)              Adjustment to eliminate historical stockholders’ equity of Insightera.

The following pro forma adjustments are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 and for the nine months ended September 30, 2013:

(9)              Adjustment to record amortization expense for the $4.6 million of acquired identifiable intangibles assets on a straight-line basis.

(10)       Adjustment to the income tax provision for the reduction in the deferred tax liability resulting from the amortization of the acquired intangible assets, the generation of net operating losses and research and development credits.

(11)       Adjustment to reflect the impact of 427,761 shares of common stock issued as consideration in connection with acquisition.